                                                                    EXHIBIT 99.1

[MEADE INSTRUMENTS CORPORATION LOGO HERE]

Brent W. Christensen, CFO                        Philip Bourdillon/Eugene Heller
Meade Instruments Corp.                          Silverman Heller Associates
(949) 451-1450                                   (310) 208-2550

                         MEADE INSTRUMENTS CORP. REPORTS
                           PROFITABLE FISCAL YEAR 2003

IRVINE, CALIFORNIA - APRIL 22, 2003 - MEADE INSTRUMENTS CORP. (NASDAQ NM: MEAD) today reported results for the fourth quarter and for the year ended February 28, 2003.

Net sales for the year ended February 28, 2003 were $110.8 million, an increase of $16.1 million, or 17%, over net sales of $94.7 million in the prior year. Excluding non-cash charges for the Company's ESOP, net income for the year ended February 28, 2003 was $1.7 million, or $0.10 per diluted share, compared to an ESOP-adjusted net loss of $552,000, or ($0.04) per share, for the prior year. Including ESOP charges, net income for the year ended February 28, 2003 was $1.1 million, or $0.07 per diluted share, compared to a net loss of $1.4 million, or ($0.10) per share, in the prior year.

"We are pleased with the results of fiscal 2003," said John C. Diebel, chairman and CEO of Meade. "Despite a lingering downturn in the general economy and significant costs incurred both to protect our intellectual property and in an unsuccessful attempt to acquire a major competitor, we brought the Company back to profitability, completed the acquisition of Simmons Outdoor Corp., and continued to bring innovative and enthusiastically received new products to market."

Simmons, acquired on October 25, 2002 and now operating as a wholly owned subsidiary of the Company, contributed approximately $10 million to fiscal 2003 revenues. Binoculars -- including sales of the Company's integrated digital camera-binocular -- contributed approximately $15 million to the increase in revenues in fiscal 2003. Telescope sales shifted toward the Company's larger-aperture models, with revenues from smaller-aperture telescopes down significantly from the prior year.

"With healthy margins on the increased binocular sales and changes in the telescope product mix," said Diebel, "gross profit improved to 30.6% of net sales from 26.0% of net sales in the prior year. Simmons' margins were below the consolidated Company margins as we worked through Simmons inventory that is not expected to be part of the product mix going forward. Selling, general and administrative expenses increased over the prior year, principally due to higher selling costs on higher net sales and legal and professional fees related to intellectual property protection and acquisition activity."

"Although we anticipate that competitive pressures will continue to affect both net sales and margins," concluded Diebel, "we look forward to further improvements in top- and bottom-line performance in fiscal 2004. Currently, we expect that for fiscal 2004 we will report ESOP-adjusted earnings per diluted share of $0.13 to $0.23 on net sales of $130 million to $140 million."

Consolidated inventories and accounts receivable at February 28, 2003 were approximately $39 million and $22 million, respectively. Consolidated short-term revolving bank debt was approximately $10 million at year-end.

Net sales for the three months ended February 28, 2003 were $22.2 million versus $16.0 million in the comparable period a year ago. Excluding non-cash charges for the Company's ESOP, net loss for the three months ended February 28, 2003 was $1.3 million, or ($0.07) per share, compared to ESOP-adjusted net loss of $1.6 million, or ($0.10) per share, for the comparable period a year ago. Including ESOP charges, fourth-quarter 2003 net loss was $1.4 million, or ($0.07) per share, compared to a net loss of $1.8 million, or ($0.12) per share, in the comparable period a year ago.

The Company will host a teleconference with investment professionals at 7:30 a.m. PDT (10:30 a.m. EDT) on April 22, 2003. A live Web-cast of the teleconference will be available at www.CompanyBoardroom.com and at www.meade.com under the "Investor Relations" link, where it will be archived for 30 days following the teleconference. A replay will be available for 48 hours, beginning at 10:30 a.m. PDT on April 22; to access the replay, dial 800-642-1687 or 706-645-9291 and provide conference ID 9810754.

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars for the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons(R), Weaver(R) and Redfield(R) brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

"SAFE-HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THIS NEWS RELEASE CONTAINS COMMENTS AND FORWARD-LOOKING STATEMENTS BASED ON CURRENT PLANS, EXCEPTIONS, EVENTS, AND FINANCIAL AND INDUSTRY TRENDS THAT MAY AFFECT THE COMPANY'S FUTURE OPERATING RESULTS AND FINANCIAL POSITION EXPECTATIONS, INCLUDING NET SALES AND INCOME FOR FISCAL 2004. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH CANNOT BE PREDICTED OR QUANTIFIED AND WHICH MAY CAUSE FUTURE ACTIVITIES AND RESULTS OF OPERATIONS TO DIFFER MATERIALLY FROM THOSE DISCUSSED ABOVE. SUCH RISKS AND UNCERTAINTIES INCLUDE, WITHOUT
LIMITATION: ANY SIGNIFICANT DECLINE IN GENERAL ECONOMIC CONDITIONS OR UNCERTAINTIES AFFECTING CONSUMER SPENDING; ANY GENERAL DECLINE IN DEMAND FOR THE COMPANY'S PRODUCTS; ANY LOSS OF, OR FAILURE TO REPLACE, ANY SIGNIFICANT PORTION OF THE SALES MADE TO ANY SIGNIFICANT CUSTOMER OF THE COMPANY; THE INHERENT RISKS ASSOCIATED WITH THE ACQUISITION OF SIMMONS OUTDOOR CORP., INCLUDING THE SUCCESSFUL INTEGRATION OF SUCH BUSINESS INTO THE COMPANY'S EXISTING OPERATIONS; THE RISKS AND UNCERTAINTIES ASSOCIATED WITH INTELLECTUAL PROPERTY LITIGATION; THE INHERENT RISKS ASSOCIATED WITH INTERNATIONAL SALES, AS WELL AS THE OTHER RISKS AND UNCERTAINTIES PREVIOUSLY SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE HISTORICAL RESULTS ACHIEVED ARE NOT NECESSARILY INDICATIVE OF FUTURE PROSPECTS OF THE COMPANY. FOR ADDITIONAL INFORMATION, REFER TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             (Financial Data Follow)


                                       MEADE INSTRUMENTS CORP.
                                        INCOME STATEMENT DATA
                                             (Unaudited)
                                (000s omitted, except per share data)

                                             Three Months Ended              Year Ended
                                                February 28,                February 28,
                                         ------------------------      -----------------------
                                           2003           2002            2003         2002
                                         ---------      ---------      ---------     ---------
Net sales .........................      $ 22,210       $ 16,011       $110,817      $ 94,718
Cost of sales .....................        16,846         12,647         76,923        70,108
                                         ---------      ---------      ---------     ---------
   Gross profit ...................         5,364          3,364         33,894        24,610
Selling expenses ..................         3,060          3,167         14,248        12,920
General and administrative expenses         3,260          1,949         12,628         9,098
ESOP expense ......................           174            370            905         1,367
Research and development expenses .           798            583          3,008         2,167
                                         ---------      ---------      ---------     ---------
   Operating income (loss) ........        (1,928)        (2,705)         3,105          (942)
Interest expense ..................           409            293          1,137         1,345
                                         ---------      ---------      ---------     ---------
Income (loss) before income taxes .        (2,337)        (2,998)         1,968        (2,287)
Income tax provision (benefit) ....          (952)        (1,229)           830          (845)
                                         ---------      ---------      ---------     ---------
Net income (loss) .................      $ (1,385)      $ (1,769)      $  1,138      $ (1,442)
                                         =========      =========      =========     =========

Per share information:
Net income (loss) -- basic ........      $  (0.07)      $  (0.12)      $   0.07      $  (0.10)
                                         =========      =========      =========     =========
Net income (loss) -- diluted ......      $  (0.07)      $  (0.12)      $   0.07      $  (0.10)
                                         =========      =========      =========     =========

Weighted average common shares
   outstanding--basic .............        18,817         15,230         16,410        15,100
                                         =========      =========      =========     =========
Weighted average common shares
   outstanding--diluted ...........        18,817         15,230         16,624        15,100
                                         =========      =========      =========     =========

Reconciliation of Net income, excluding ESOP charges, to Net income, including ESOP charges (000s omitted, except per share data):

                                               Three Months Ended                Year Ended
                                                  February 28,                   February 28,
                                           --------------------------      -------------------------
                                              2003            2002            2003           2002
                                           ----------      ----------      ----------     ----------
Net income (loss) ...................      $  (1,385)      $  (1,769)      $   1,138      $  (1,442)
ESOP expense, net of tax ............            105             187             543            890
                                           ----------      ----------      ----------     ----------
Net income (loss) excluding ESOP,
  net of tax ........................      $  (1,280)      $  (1,582)      $   1,681      $    (552)
                                           ==========      ==========      ==========     ==========

Per share information:
Net income (loss) -- diluted ........      $   (0.07)      $   (0.12)      $    0.07      $   (0.10)
ESOP expense, net of tax ............           0.00            0.02            0.03           0.06
                                           ----------      ----------      ----------     ----------
Net income (loss) excluding ESOP --
  diluted ...........................      $   (0.07)      $   (0.10)      $    0.10      $   (0.04)
                                           ==========      ==========      ==========     ==========

Net income, excluding ESOP expense, net of tax is a supplemental financial measure commonly used by management and, management believes, by industry analysts to evaluate the Company's financial performance. The ESOP expense is a non-cash expense related to the allocation of Company stock to participants in its Employee Stock Ownership Plan. The expense related to the ESOP stock allocation is based on the market value of the allocated stock. The market value of the Company's stock has fluctuated significantly over the last several years. Excluding the ESOP expense, net of tax, eliminates the volatility introduced into the income statement by the market value expense of the ESOP allocation. Given the possibility for volatility in the future share price of the Company's stock, the Company is unable to provide guidance with respect to future net income including ESOP charges.